AMICUS THERAPEUTICS, INC.
2025 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
BioMarin Pharmaceutical Inc. (the “Company”) pursuant to the Amicus Therapeutics, Inc. 2025 Equity Incentive Plan, as assumed, amended and restated, effective April 27, 2026, and as it may be further amended from time to time (the “Plan”) hereby grants you an option to purchase the number of shares of Common Stock in the amount set forth below (the “Option”). The Option is subject to all of the terms and conditions set forth in this Stock Option Award Agreement, including the exhibits, appendices and addenda attached hereto (this “Agreement”) and the Plan. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.
I.NOTICE OF STOCK OPTION GRANT
A.Terms of the Option. You have been granted an Option to purchase shares of Common Stock of the Company (the “Option Shares”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant Name (“you”):
Grant Date:
Exercise Price per Share:
Total Number of Shares Granted:
Type of Option:	Nonstatutory Stock Option
Term/Expiration Date:	10 years after the Grant Date
B.
The Options will be adjusted in the event if changes in capital structure and similar events, as provided in Section 11.1 of the Plan.
C.Vesting Schedule. The Option will vest pursuant to the schedule set forth in Exhibit A, which is attached hereto and incorporated herein in its entirety.
D.Separation. Unless otherwise provided in Exhibit A, all unvested Option Shares will be forfeited upon your Separation. Unless otherwise provided in Exhibit A, any vested Option Shares may be exercisable following the Separation until the earliest of the following:
(i)three months following your Separation other than for Cause, due to your death or Disability;
(ii)12 months following a Separation as a result of your Disability;
(iii)12 months following the date of your death;
(iv)immediately upon a Separation for Cause; or
(v)the Expiration Date set forth above.

E.If, after your Separation, you do not exercise the Option within the applicable time frame above, the Option will terminate.
F.Exercise. You may exercise the vested portion of the Option prior to the Expiration Date by (i) delivering a notice of exercise (in a form designated by the Committee) or completing such other documents and/or procedures designated by the Committee for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company, stock plan administrator, or such other person as the Committee may designate, together with such additional documents as the Committee may then require. To the extent permitted by applicable law and as determined by the Committee in its sole discretion, as set forth in a notice of exercise designated by the Committee, the exercise price may be paid (A) by cash, check, bank draft or money order payable to the Company; (B) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; (C) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock; or (D) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Market Value that does not exceed the aggregate exercise price, provided that the Company will accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. You may exercise the Option only for whole shares of Common Stock.
II.MISCELLANEOUS
A.Stockholder Rights. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, the Option (including, without limitation, any voting rights or any right to dividends paid with respect to the Option Shares) unless and until the Option vests and you exercise the Option in accordance with this Agreement and the Company has issued and delivered Common Stock to you and your name has been entered as a stockholder into the books and records of the Company.
B.Securities Law Compliance. In no event may you exercise the Option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act, and applicable state securities law or, if not registered, the Committee has determined that the exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act and applicable state or non-U.S. securities laws. The exercise of the Option also must comply with all other applicable laws and regulations governing the Option, including the requirements of any stock exchange on which the Common Stock may be listed, and you may not exercise your option if the Committee determines that such exercise would not be in material compliance with such laws, regulations and listing requirements.
C.Transferability. Except as permitted in the Plan, the Option is not transferable except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Without limiting the generality of the foregoing, the Option may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the Option or any attempt to make any such levy of execution, attachment or other process will cause the Option to terminate immediately.

D.Recovery of Compensation; Insider Trading Policy. Notwithstanding anything to the contrary in this Agreement, the Common Stock issued under this Agreement and all amounts that may be received by you in connection with any disposition of any such Common Stock shall be subject to applicable recoupment, “clawback” and similar provisions under applicable law, as well as the Company’s clawback policy in accordance with Section 19 of the Plan. In addition, you may not be able to sell the shares of Common Stock issued on exercise due to the restrictions of the Company’s insider trading policy.
E.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to you at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
F.Data Privacy Notice and Consent. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Company and is Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and its Affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon exercise of the Option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
G.Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware without regard to that state’s conflict-of-laws rules.
H.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

III.MODIFICATIONS
This Agreement may be modified or amended at any time in accordance with the Plan; provided that you must consent in writing to any modification that that would materially impair your rights under the Award, to the extent such consent is required by the Plan.

IV.NO RIGHT TO CONTINUOUS SERVICE

Neither the Company nor any of its Affiliates is obligated by or as a result of the Plan or this Agreement to continue your employment or other service with the Company or any Affiliate, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company and its Affiliates to terminate your service at any time, subject to applicable law.

V.ACKNOWLEDGMENTS

In acknowledging the Option, you agree that:

(i)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(ii)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of options even if options have been awarded repeatedly in the past;

(iii)all decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Committee;

(iv)your participation in the Plan is voluntary;

(v)the Option is outside the scope of your employment contract, if any;

(vi)the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any overtime, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or its Affiliates;

(vii)in the event that you are not an employee, the grant of the Option will not be interpreted to form an employment contract or relationship with the Company or its Affiliates;

(viii)the future value of the underlying Option Shares is unknown and cannot be predicted with certainty;

(ix)if you receive the shares of Common Stock upon exercise of the Option, the value of such shares may increase or decrease in value;

(x)in consideration of the grant of the Option, no claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option shares of Common Stock received upon exercise of the Option resulting your Separation (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

By executing this Agreement, you agree to be bound by all of the provisions of the Plan applicable to the Option, the provisions of which are hereby made a part of this Agreement and incorporated herein by reference, and all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

VI.NON-U.S. APPENDIX

Notwithstanding any provisions in this Agreement, the grant of the Option may be subject to the special terms and conditions set forth in Appendix A to this Agreement (including all addenda) for your country. Appendix A, including its addenda, constitute part of this Agreement.
VII.TAX WITHHOLDING; TAX IMPLICATIONS

Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting, and exercise of the Option, the issuance of shares of Common Stock upon exercise of the Option, the subsequent sale of Common Stock acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

Prior to any relevant taxable or tax withholding event, you will pay or make adequate arrangements satisfactory to the Committee (in the Committee’s sole discretion) to satisfy all withholding obligations. In this regard, in those cases where no such prior arrangement has been made (or where the amount of money provided is insufficient to satisfy the applicable obligations) you authorize the Company and/or the Employer, in their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you; (ii) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option through a sale arranged by the Company (on your behalf pursuant to this authorization); or (iii) withholding in shares of Common Stock to be issued upon exercise of the Option. If your obligation is satisfied as described in (ii), the Company will endeavor to sell only the number of shares required to satisfy your obligations for Tax-Related Items; however, you agree that the Company may sell more shares than necessary to cover the Tax-Related Item, and that in such event, the Company will reimburse you for the excess amount withheld, in cash and without interest. If your obligations are satisfied as described in (iii), the Company shall withhold a number of shares otherwise deliverable at exercise having a Market Value sufficient to satisfy the statutory minimum (or such higher amount as is acceptable without adverse accounting consequences) of your estimated tax obligations. You are deemed to have been issued the full number of shares of Common Stock subject to the exercise, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

You shall pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares, if you fail to comply with your obligations in connection with the Tax-Related Items. Further, in consideration of the grant of the Option, no claim or entitlement to compensation or damages arises if, in satisfying your (and/or the Employer’s) obligation for Tax-Related Items, the Company and/or the Employer withholds an amount in excess of the amount legally required to be withheld, you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim or damages.

The Committee and the Company assume no responsibility for individual income taxes, penalties or interest related to grant or exercise of the Option. Neither the Committee, the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or exercise of the Option. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the Option, the subsequent issuance, if any, of Common Stock on exercise of the Option, and subsequent disposition of any such Common Stock.
It is the Board’s, the Committee’s and the Company’s intent that the Option and this Agreement be exempt from Section 409A of the Code to the extent applicable, and that this Agreement be administered accordingly. You hereby agree that the Committee and the Company do not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Board, the Committee and the Company or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the Option.
You may request a copy of the Plan by contacting our General Counsel at (415) 506-6307 or BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949, Attention: General Counsel.
You should carefully review the Plan and this Agreement before acknowledging this Option.
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By acknowledging the Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Committee or another third party designated by the Committee.
BioMarin Pharmaceutical Inc.

By:    [NAME]
Title:
Participant:
[Signed Electronically]
[NAME]
Acknowledgement Date:

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